EXHIBIT 10.8

KEYSTONE NAZARETH BANK & TRUST COMPANY
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

KEYSTONE NAZARETH BANK & TRUST COMPANY
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.0           Name of Plan and Purpose

1.1
This Amended and Restated Supplemental Executive Retirement Plan (“Plan”) of Keystone Nazareth Bank & Trust Company (the “Bank”) is adopted effective as of November 15, 2007 (the “Effective Date”).  The Plan as amended and restated shall in all respects be subject to the provisions set forth herein.  The Plan was originally established by the Bank effective as of December 22, 1997 for the purpose of permitting certain executives who participate in the Bank Retirement Plan (the “Pension Plan”) to receive retirement benefits pursuant to this Plan in excess of the limitations imposed by the Tax Reform Act of 1986, including Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, and any regulations relating thereto (the “Code”).

1.2
The Plan was frozen effective as of December 31, 2005 (the “Plan Freeze Date”).  Effective as of the Plan Freeze Date, (a) no Employee not already a Participant shall be eligible to become a Participant in the Plan, (b) the Required Annual Contribution Amount shall not include any compensation received by a Participant on or after the Plan Freeze Date, and (c) after the Plan Freeze Date, a Participant’s Plan Benefit Amount and a Participant’s Plan Account will not increase for purposes of determining the amount of the benefit payable under the Plan.

1.3
This Plan is being amended and restated to comply with the requirements of Section 409A of the Code, including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the final regulations issued by the IRS in April 2007.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

1.4
The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations relating thereto (“ERISA”).  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The Plan is an unfunded plan for tax purposes.  The provisions of the Plan shall be construed to effectuate such intentions.

1.5	Accordingly, the Bank hereby adopts this amended and restated Plan pursuant to the terms and provisions set forth below:

2.0	Eligibility

2.1
Eligibility under this Plan is restricted to employees (“Participants”) of Keystone Savings Bank (the “Bank”) (a) who were employed by the Bank on January 1, 1987; (b) who participated in the Pension Plan on that date under the terms of the Pension Plan; (c) whose benefits under the Pension Plan were on December 22, 1997 or thereafter adversely affected by the amendments made to the Pension Plan pursuant to the Tax Reform Act of 1986; and (d) who were approved by the Retirement Plan Committee (the “Committee”) of the Board of Directors (the “Board”) of the Bank to be Participants in the Plan.

3.0	Participation

3.1	Employees who were eligible to participate in this Plan on December 22, 1997 became Participants in this Plan as of that date.

3.2
Employees who become eligible to participate in this Plan after December 22, 1997 will become Participants in this Plan as of the first day of the calendar year in which they become eligible, provided that no new Participants will be added to the Plan after December 31, 2005.

4.0	Benefits

4.1
The benefits to which a Participant will be entitled under this Plan will be equal to the balance in the Participant's Plan Account in the Deferred Compensation Trust established under Article 5.0 herein.

5.0	Funding

5.1
The Bank will make pro rata quarterly cash contributions of each Plan year's Required Annual Contribution Amount (determined under Article 6.0 herein) for the benefit of each Participant to a trust established under a separate trust agreement which is referred to herein as the “Deferred Compensation Trust.” The Trustees of the Deferred Compensation Trust will receive each quarterly cash contribution and allocate it to the separate account of each Participant established and maintained under the Deferred Compensation Trust for the benefit of each Participant (the “Participant's Plan Account”) to be held or invested as provided in the Deferred Compensation Trust Agreement.

5.2
To fund its obligations under the Plan, the Bank has formed a Deferred Compensation Trust.  A Participant shall have no right to demand the transfer to him of stock or other assets from the Bank, or from the Deferred Compensation Trust.  Any assets held in the Deferred Compensation Trust may be distributed to a Participant in payment of part or all of the Bank’s obligations under the Plan.  The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Bank.

6.0	Contributions

6.1
An actuary, engaged by the Bank, will periodically compute the Required Annual Contribution Amount in respect of each Participant. The Required Annual Contribution Amount will be determined by the actuary as the amount required to fund the Participant's “Plan Benefit Amount.” The Plan Benefit Amount will be an amount equal to the excess of the monthly pension benefit that would be provided to the Participant under the Pension Plan if the amendments to the Pension Plan required pursuant to the Tax Reform Act of 1986 had not been made over the monthly pension benefit determined by the actuary to be payable under the Pension Plan.

6.2
Except as provided in Section 6.3 herein, in determining the Plan Benefit Amount of each Participant and the Required Annual Contribution Amount, the actuary will employ the same assumptions and methods employed to calculate annual contributions required under the Pension Plan.

6.3
In determining the assets available in the Deferred Compensation Trust to pay Plan Benefit Amounts, the actuary will assume that contributions to the Deferred Compensation Trust will increase at the assumed rates of return used by the actuary for the Pension Plan for the same periods of time. The actuary will also assume that Plan Benefit Amounts are to be funded ratably over the expected future service period of each Participant from the date of calculation to the Participant's Normal Retirement Date under the Pension Plan.

7.0	Vesting

7.1	Participants vest in their benefits under this Plan in the same manner as they vest in their benefits under the Pension Plan.

8.0	Distributions of Benefits

8.1
The vested balance in a Participant's Plan Account will be distributed at the earlier of the following events: (1) the Participant death, or (2) the first day of the month following the lapse of six months after the Participant’s Separation from Service (as defined in Section 8.8) for any reason other than death.  The vested portion of amounts credited to a Participant’s Plan Account shall be distributed to a Participant at the time and in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix A).  The form of benefit payment may be in a single lump sum payment or in periodic installment payments (no more frequently than monthly) for up to ten years, as specified on a Participant’s payment election form.  If the benefits are to be paid in installments, the first installment shall be paid on or as soon as practicable following the death of the Participant or on the first day of the month following the lapse of six months after the Separation from Service, and all subsequent payments shall be paid on the anniversary date of the first payment.

8.2
Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 8.3 below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be a lump sum payment as of the first day of the month following (a) the lapse of six months after a Separation from Service, except as set forth in Sections 8.5 and 8.6 below, or (b) the date the Participant dies.

8.3
On or before December 31, 2008, if a Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Bank, provided that any such election (1) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (2) must be made before the Participant has a Separation from Service or dies, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Bank, (4) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (5) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

8.4	A Participant may not change his payment election on or after January 1, 2009.

8.5
In the event a Participant fails to designate a beneficiary or beneficiaries in accordance with Section 9.1 herein, and such Participant dies prior to the payout of the entire amount of the Participant's Plan Account balance, the Participant's then remaining Plan Account balance will be paid out in a lump sum to the deceased Participant's estate within sixty (60) days following the date of death.

8.6
In the event a Designated Beneficiary dies after the Participant but prior to the payout of the entire amount of the Participant's Plan Account Balance and no living alternate beneficiary is then found by the Committee to become the Designated Beneficiary in accordance with Section 9.1 herein, the Participant's then remaining Plan Account balance allocable to the deceased Designated Beneficiary will be paid out in a lump sum to the deceased Designated Beneficiary's estate within sixty (60) days following the death of the Designated Beneficiary.

8.7	Distributions to Participants will be made net of any required tax withholdings.

8.8
“Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to KNBT Bancorp, Inc. (the “Corporation”) and the Bank for any reason. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

9.0	Beneficiary Designation

9.1
Each Participant will be entitled to designate one or more beneficiaries and one or more successive alternate beneficiaries to be the Participant's Designated Beneficiary under this Plan. Such designation will be made by notice in writing to the Chairman (or any member of the Board if no such office is then constituted) naming the beneficiaries and the successive alternate beneficiaries to be the Designated Beneficiary under this Plan. Such designation may be revoked or amended at any time by a Participant by notice similarly given.

10.0	Claims Procedures

10.1
This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1.  If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

10.2
The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank.  The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

(a)  Initial Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)  Manner and Content of Denial of Initial Claims.  If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.

10.3           Review Procedures

(a)  Request For Review.  A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)  Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of the Plan on which its decision is based;

(iv)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

10.4
For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

10.5
If the Bank fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.  A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

10.6	Notwithstanding anything in this Plan to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.

11.0	Administration

11.1
This Plan will be administered by the Committee which will have the sole discretion to interpret the Plan provisions, make rules and regulations pertaining to its administration and decide all questions arising in connection with its administration, all of which shall be binding upon the Bank, the Participants, the Designated Beneficiaries and all persons claiming through them.

11.2
No member of the Committee or the Board or employee of the Bank will be liable to the Bank, any Participant, any Designated Beneficiary or any person claiming rights under the Plan through the Bank, a Participant or a Designated Beneficiary for any act or failure to act which is done (or not done as the case may be) in good faith.

11.3	All expenses of administering the Plan will be borne by the Bank.

12.0	Amendment and Termination

12.1
The Board reserves the right to amend or terminate the Plan at any time, except that no such amendment will affect the benefits or rights to which any Participant became entitled prior to such amendment or termination.  A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 12.2 below.

12.2
Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 12.2.  The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change of Control and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) all Participants in the Plan and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank and/or the Corporation irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and/or the Corporation and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the arrangements; and (4) the Bank and/or the Corporation do not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

13.0	Miscellaneous

13.1
Any reference herein to any statute will be interpreted to include reference to any successor statute. Any reference herein to any office, officer, committee or board will be interpreted to include reference to any successor office, officer, committee or board. Any reference herein to the Bank will include reference to any successor to the Bank.

13.2	The Plan Year upon which the books and records of account of this Plan will be maintained will coincide with the plan year of the Pension Plan.

13.3	Participation in this Plan shall not provide any Participant with the right to remain in the employment of the Bank or the right to continue to serve as a trustee of the Bank.

13.4
To the extent the enforcement or interpretation of this Plan is not preempted by ERISA but is dependent upon state law, the laws of the Commonwealth of Pennsylvania, not including its conflict of laws provisions, shall govern.

13.5	Captions and headings appearing herein are for convenient reference only. The text of this Plan shall control.

IN WITNESS WHEREOF, Keystone Nazareth Bank & Trust Company has caused this Plan to be duly executed on this 15th day of November 2007.

KEYSTONE NAZARETH BANK
& TRUST COMPANY

BY:
Name:	Jeffrey P. Feather
Title:	Chairman of the Board